AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 12th day of November, 2013, to the Custody Agreement, dated as of April 6, 2011, as amended  (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Nuance Mid Cap   Value Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit E is hereby superseded and replaced with Amended Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Michael R. Mcvoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit E to the
Managed Portfolio Series Custody Agreement

Name of Series

Nuance Concentrated Value Fund
Nuance Mid Cap Value Fund

DOMESTIC CUSTODY SERVICES at April, 2011

Annual Fee Based Upon Market Value Per Fund*
[…] % ([…] basis point) on the first $[…] million
[…] % ([…] basis point) on the balance

Minimum annual fee per fund - $4,800, plus portfolio transaction fees

Portfolio Transaction Fees
$[…] /book entry DTC transaction/Federal Reserve transaction/principal paydown
$[…] /short sale
$[…] /U.S. Bank repo agreement transaction
$[…] /option/future contract written, exercised or expired
$[…] /mutual fund trade/Fed wire/margin variation Fed wire
$[…] /segregated account per month
$[…] /physical transaction

Notes
▪  A transaction is a purchase/sale, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts are charged to the account at prime interest rate plus […].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor Signature is not required as domestic and global are not changing.

Amended EXHIBIT E (continued) to the Custody Agreement – Managed Portfolio Series

GLOBAL SUB-CUSTODIAL SERVICES at April, 2011

Annual base fee:  $[…] per fund, plus safekeeping and transaction costs as shown above.
Additional customer documentation and indemnification will be required prior to establishing accounts in markets with a *.
▪ Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (schedule available upon request).  Surcharges may apply if a security is held outside of the local market.
▪  Straight Through Processing – fees waived.
▪  Foreign Exchange transactions undertaken through a third party will be charged $50.
▪  Tax reclamation services may be subject to additional charges depending upon the service level. Tax reclaims that have been outstanding for more than six months with the client will be charged $50 per claim.

Exhibit E (continued) to the Custody Agreement – Managed Portfolio Series

Out of Pocket Expenses
▪  Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, SWIFT reporting and message fees, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪  A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.